UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2005

GOLDEN PHOENIX MINERALS, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation)	0-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 _____Sparks, Nevada_____ (Address of Principal Executive Offices)	89434 (Zip Code)

(775) 853-4919

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

On September 26, 2005, Golden Phoenix Minerals, Inc., a Minnesota corporation (the "Company") entered into a Production Payment Purchase Agreement (the "Agreement") with Ashdown Milling Company, LLC, a Nevada limited liability company ("Ashdown Milling"). Under the terms of the Agreement, Ashdown Milling agreed to purchase a production payment to be paid from the production of the Company’s Ashdown Mine for a minimum of $800,000 (the “Minimum Purchase Price”). The Minimum Purchase Price will be paid upon the achievement of certain milestones related to the exploration and development of the Ashdown Mine. In addition, the Agreement provides that, upon the request of the Company for additional funds, Ashdown Milling has the right, but not the obligation, to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500.000 (the “Maximum Purchase Price”). The Company must use the funds for qualifying exploration and development expenditures on the Ashdown Mine in a sharing arrangement of its obligation to explore and develop the mine under the joint venture agreement discussed below. The amount of the production payment to be paid to Ashdown Milling is equal to a 12% net smelter returns royalty on the minerals produced from the mine until an amount equal to 240% of the total purchase price has been paid. However, the production payment is paid solely from the Company’s share of production it is entitled to receive under the joint venture agreement discussed below.

The Company is the manager and operator of a joint venture established with Win-Eldrich Mines Limited for development of certain mining claims in Humboldt County, Nevada, commonly referred to as the "Ashdown Mine." In connection with the joint venture, the Company has the right to receive 60% of the minerals, base and precious, produced from the mine after the Company completes certain activities that result in the initial production of minerals.

The Company received $400,000 of the Minimum Purchase Price upon execution of the Agreement and will receive an additional $200,000 upon approval of the mill foundation and $200,000 upon receipt of a water pollution control permit. Upon the request of the Company, additional production payment proceeds may be purchased by Ashdown Milling upon completion of the mill building.

In addition to the foregoing, the Agreement provides that for each dollar of the purchase price up to the Maximum Purchase Price paid for the production payment, the Company will issue one share of its common stock and one common stock purchase warrant as more fully disclosed in Item 3.02 below.

Ken Ripley and Robert Martin, the Company’s CEO and Director of Corporate Development, are members, managers, and lead investors in Ashdown Milling. The transaction has been approved by the Company’s Board of Directors. Messrs. Ripley and Martin are not directors of the Company.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the Agreement disclosed in Item 1.01 above, the Company will issue shares of its restricted common stock and warrants to purchase shares of its common stock. Ashdown Milling will receive one share of restricted common stock and a warrant to purchase one share of restricted common stock for each dollar of purchase price paid for the production payment proceeds, as described in Item 1.01 above. The warrants will be exercisable for a period of three years from the date of the Agreement and entitle the holder to purchase one share of the Company's restricted common stock for $0.20 per share. For each dollar of the purchase price for the production payment disclosed in Item 1.01 above,

$0.17 has been allocated to the purchase price for each share and warrant as a unit. Pursuant to the representations provided to the Company in the Agreement, Ashdown Milling is an accredited investor and the shares and warrants were offered and sold by the Company in reliance on an exemption from the registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

SECTION 8—OTHER EVENTS

Item 8.01.	Other Events.

On September 29, 2005, the Company issued a press release disclosing the entering into of the Production Payment Purchase Agreement and other matters disclosed in the Form 8-K. A copy of the press release has been filed as an exhibit.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10.1	Production Payment Purchase Agreement

99.1	Press Release dated September 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Minnesota corporation

Dated:	September 29, 2005	By: /s/ William L. Thomas

William L. Thomas,

Chief Financial Officer